Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of my audit report concerning the financial statements of Tsingda Eedu Corporation for the years ended December 31, 2009 and December 31, 2008 in a filing of that company on Form S-1.

/s/ Jeffrey & Company -------------------------- Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470

November 30, 2010